Exhibit 18

August 27, 2010

Board of Directors

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in Sara Lee Corporation’s Annual Report on Form 10-K for the year ended July 3, 2010 and issued our report thereon dated August 27, 2010. Note 2 to the financial statements describes a change in accounting principle related to changing the timing of the annual goodwill impairment test from the second quarter to the fourth quarter. It should be understood that the preferability of one acceptable method of accounting over another for a change in the date of the annual goodwill impairment test has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP (signed)